Exhibit 99.1

BIG CAT ENERGY CORPORATION PROVIDES CORPORATE UPDATE

Gillette, Wyoming, July 11, 2007 - Big Cat Energy Corporation (OTCBB: BCTE) today provided an update on its operational activities.

The recent addition of Mr. Jim Farnsworth, Director of Sales and Marketing, has provided increase exposure of the ARID tool and process in the Powder River Basin of Wyoming and Montana.  Big Cat Energy is now working with numerous CBM producers in completing the required application process with the Wyoming Department of Environmental Quality (WDEQ).  This includes providing well data and water quality samples of the proposed areas for the ARID tool and re-injection of CBM water.

Due to the unusually wet spring that the Powder River Basin has experienced, CBM producers are now facing a situation where surface water storage facilities are at full capacity. This limits the amount of gas production from wells in these areas.  As a result, interest in Big Cat Energy and its ARID tool has jumped significantly.  Several of the major CBM producers have commenced a Master Service Agreement process which gives Big Cat Energy the authority to begin working with their engineers and geologists on well conditions and pilot project planning.  The pilot project well count, if all were to be permitted today, would total approximately 61 wells that are in study for receiving aquifers in these companies' areas of operations.

Permits have been submitted for the first wells of Cedar Resources Corporation and The Termo Company, both of which have been in the planning process previously.

In addition to the patents that have been applied for the ARID tool and process, Big Cat Energy Corp. has filed a patent application for the new ARID Multi Completion Tool.  This tool will allow CBM operators to produce multiple coal seams from a single well bore without the need to drill an additional well.  The water from these additional producing coal zones would still be re-injected back into the shallow aquifer with zero discharge to the surface. As well, a Registered Trademark was also recently filed for the ARID name.

Tim Barritt, President and CEO of Big Cat Energy Corp., stated, "Big Cat Energy has made excellent progress in introducing the Powder River Basin to the ARID tool and process over the past 6 months. Excitement continues to build for Big Cat Energy as several CBM Operators' project proposals, including cost estimates, receiving aquifer analysis, and water production histories are being submitted and recommended by field managers for the use of the ARID tool and process." Mr. Barritt continues by stating, "The Wyoming DEQ has also indicated a willingness to move forward on signing our permits already submitted and the Wyoming DEQ look forward to receiving several more applications soon, all of which is the first step in getting the ARID Tool in the wells this summer."

About Big Cat Energy Corporation

Big Cat Energy Corporation has developed a patented technology called the ARID Tool (Aquifer Recharge Injection Device), a revolutionary new method of water handling that provides coal bed methane wells with the ability to redistribute produced water. This revolutionary new coal bed methane production technology will allow coal bed methane operators to process produced water at a fraction of the cost of current technology.

Additional information on the ARID tool and process as well as Big Cat Energy Corporation is available at http://www.bigcatenergy.com

Or contact:

Investor Relations
investor@bigcatenergy.com
 1-866-912-BCTE (2283)

Forward-Looking Statements
Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.